    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2000
                                                   REGISTRATION NO. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                              STREAMLINE.COM, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                 04-3187302
 (State or other jurisdiction of incorporation     (I.R.S. Employer identification No.)
             or organization)

                               27 DARTMOUTH STREET
                          WESTWOOD, MASSACHUSETTS 02090
                                 (781) 407-1900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                                EDWARD ALBERTIAN,
                           CHIEF EXECUTIVE OFFICER OF
                              STREAMLINE.COM, INC.
                               27 Dartmouth Street
                          Westwood, Massachusetts 02090
                                 (781) 407-1966
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                 WITH COPIES TO:

                             WAYNE D. BENNETT, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
         TITLE OF SECURITIES           AMOUNT TO          OFFERING PRICE      AGGREGATE             AMOUNT OF
         TO BE REGISTERED              BE REGISTERED      PER SHARE(1)        OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
         Common Stock
         Par Value $0.01 per share         4,023,686        $.50                $2,011,843           $532
========================================================================================================================

         (1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 4,023,686 shares at a purchase price of $.50 per share, which is the average of high and low prices reported in the consolidated reporting system of the Nasdaq National Market on September 29, 2000. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 5, 2000

                                   PROSPECTUS

                                4,023,686 SHARES
                              STREAMLINE.COM, INC.
                                  COMMON STOCK


         This prospectus relates to the public offering of up to 4,023,686 shares of common stock by some of our existing stockholders and warrant holders, who received their securities in connection with our acquisition of Beacon Home Direct, Inc. (d/b/a Scotty's Home Market). When used herein, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest. Certain of the shares have previously been issued and certain of the shares shall be issued by Streamline upon exercise of currently outstanding warrants.

         Streamline will not receive any of the proceeds from the sale of shares by the selling stockholders. Streamline's common stock is listed on the Nasdaq National Market under the symbol "SLNE". On October 3, 2000, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $.53 per share.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."


          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 5.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is October ___, 2000.

                                TABLE OF CONTENTS

                                                                                           PAGE
Forward-Looking Statements...........................................................      This page

Where You Can Get More Information...................................................      2

Risk Factors.........................................................................      5

Streamline.com, Inc..................................................................      12

Use of Proceeds......................................................................      13

Selling Stockholders.................................................................      13

Plan of Distribution.................................................................      15

Legal Matters........................................................................      16

Experts..............................................................................      16


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "likely," "will," "should" and variations of such words and similar expressions are intended to identify such forward-looking statements.

         These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. The actual results of Streamline could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors," in information incorporated by reference and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. Streamline cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                       WHERE YOU CAN GET MORE INFORMATION

         Streamline is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering:

         -- Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (other than Items 6, 7, 8 and 14(a)1 and 14(a)2 thereof and Exhibits 13 and 23.1 thereto)

         -- Current Report on Form 8-K filed on January 20, 2000

         -- Current Report on Form 8-K/A filed on February 11, 2000

         -- Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000

         -- Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2000

         -- Current Report on Form 8-K filed on September 22, 2000

         -- Current Report on Form 8-K filed on October 5, 2000

         -- The description of the common stock contained in the Registration Statement on Form S-1 of Streamline filed on April 15, 1999 with the SEC, as amended.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Streamline.com, Inc.
                               27 Dartmouth Street
                          Westwood, Massachusetts 02090
                                 (781) 407-1900
                                 Attn: Secretary

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, INCLUDING OUR OPERATING RESULTS AND FINANCIAL CONDITION. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE MAY BECOME UNABLE TO FUND OPERATIONS IN THE NEAR FUTURE

         We believe that proceeds from the recent sale of two of our facilities will enable us to continue funding operations in our Boston and New Jersey markets through the remainder of the current fiscal year. However, if additional financing is not received early in the first quarter of 2001, we will be unable to continue operations. We cannot be sure that we will be able to secure additional financing or an alternative strategic transaction on acceptable terms or within the time required to enable us to continue operations in 2001.

WE HAVE EXPERIENCED A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

         We have never achieved profitability and, since inception, have incurred significant net operating losses. At July 1, 2000, we had an accumulated deficit of approximately $56,443,000. We expect to continue to incur losses for the foreseeable future. Unless we are able to promptly obtain additional financing or identify significant additional sources of revenue, we will be unable to continue to fund our operations.

WE HAVE A LIMITED OPERATING HISTORY

         Although we were founded in 1993, most of our revenue growth has occurred over the past three years. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects are subject to the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as the consumer direct industry. These risks include, but are not limited to, the lack of widespread acceptance of the Internet as a means for purchasing products and services and difficulty in managing our growth. We cannot be certain that we will successfully address these risks. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

         Our limited operating history and the uncertain nature of the markets in which we compete make the prediction of future results of operations difficult or impossible. Therefore, our recent revenue growth may not indicate the rate of revenue growth, if any, that we can expect in the future.

WE HAVE RECENTLY REVISED OUR EXPANSION STRATEGY

         With the sale of two of our facilities in September 2000, we have shifted our focus from national expansion to expansion within existing regional markets. Our ability to continue to grow our customer base within our two existing markets will depend on a number of factors, some of which are beyond our control. These factors include:

               -    competition

               -    acceptance of our product and service offerings

               - ability to develop relationships with local and regional product and service providers

               -    customer acquisition costs

         Our failure to effectively implement our growth strategy would have a material adverse effect on our business, financial condition and results of operations.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET

         The Company's common stock is presently listed on the Nasdaq National Market ("NASDAQ") under the symbol SLNE. All companies listed on Nasdaq are required to comply with certain continued listing standards, including maintaining a minimum bid price of at least $1.00. As of September 28, 2000, the Company did not meet this standard since its common stock had not traded at a minimum bid price of at least $1.00 over the previous 30 consecutive trading days. Pursuant to Nasdaq rules, the Company has until December 27, 2000 to meet the required $1.00 minimum bid price for its common stock for at least 10 consecutive trading days. If the Company does not meet such standard by December 27, 2000, or if it is determined that, notwithstanding its meeting such standard, the Company is otherwise not in compliance with Nasdaq rules, the Company's common stock will be delisted from Nasdaq as of December 29, 2000, unless the Company has appealed the delisting determination by December 27, 2000. There can be no assurance that the Company's common stock will meet the required $1.00 minimum bid price at any time in the future or that any appeal by the Company of a delisting determination would be successful. There can therefore be no assurance that the Company's common stock will continue to be listed on Nasdaq in the future. In the event that the Company's common stock is delisted from Nasdaq, the market value and liquidity of the Company's common stock could be materially adversely affected.

THE LEASE FOR OUR WESTWOOD FACILITY EXPIRES ON OCTOBER 31, 2000

         The Company is headquartered in Westwood, Massachusetts, where it leases approximately 67,000 square feet of commercial space. The Company's lease for the Westwood facility expires on October 31, 2000. There can be no assurance that the Company will be able to secure an extension of this lease prior to its expiration or that any extension that the Company does secure will contain terms favorable to the Company, including without limitation the duration thereof. In the event that the Company is unable to secure an extension of this lease or secures an extension for less time than is required by the Company or on other unfavorable terms, the Company's operations could be substantially disrupted.

INCREASED COMPETITION MAY RESULT IN DECREASED DEMAND FOR OUR PRODUCTS AND
SERVICES

         The market for our products and services is extremely competitive. We currently or potentially compete with several types of companies, including:

               - traditional grocery stores, such as supermarkets and independent grocery stores, warehouse clubs, drug stores and convenience stores, some of which fulfill orders received by telephone, fax or the Internet

               - various suppliers of other goods and services, including national and regional chains and independently owned operations, such as dry cleaners, video rental stores, prepared meal providers, bottled water delivery companies, pet supply stores and photo labs

               - various on-line providers of groceries and other products and services, such as Peapod, Inc., Homeruns.com, Inc., ShopLink Incorporated, and Webvan Group, Inc., some of which are affiliated with large national and regional chains and other large companies, such as Stop & Shop Supermarket Co. and Amazon.com, Inc.

               - other consumer direct or catalog retailers selling products or services similar to those sold by Streamline

         Many of our competitors are larger and have substantially greater resources than we do. In addition, we believe that competition will intensify as more companies offer competitive products and services through the consumer direct channel.

         Streamline believes that the main competitive factors in our market are:

               -    range, quality and availability of products and services

               -    convenience, reliability and professionalism of delivery

               -    ease of ordering

               -    level and accessibility of information regarding products

               -    quality of customer service

               -    price

               -    general brand awareness

         If any of our competitors surpasses us or is perceived to have surpassed us with respect to one or more of these factors, we may lose potential customers to these competitors.

         We must also compete to retain our existing customers. We market our service to reduce customer attrition and increase the size and frequency of customers' orders. However, there can be no assurance that these marketing initiatives will be successful. High rates of customer attrition could materially and adversely affect our business, financial condition and results of operations.

WE DEPEND ON OUR KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY

         Our success will depend on the efforts and abilities of our senior management and key employees, particularly Edward Albertian, our Chief Executive Officer. We do not have employment contracts with most of our key personnel. If we cannot retain existing key managers, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON CUSTOMER ACCEPTANCE OF DIRECT, UNATTENDED DELIVERY OF GOODS AND SERVICES

         We accept orders for products and services and then deliver them directly into our customers' garages or other secure locations on their property without requiring that they be present at the time of delivery. Market acceptance of home delivery of products and services remains uncertain, in part because of the real or perceived risk of increased exposure to theft and other criminal activity by delivery personnel or others who may obtain access to the customer's private property. Streamline's success will depend to a substantial extent on the willingness of consumers to increase their use of direct delivery of products and to allow us to enter their property to make unattended deliveries. The failure of either of these circumstances to occur could materially and adversely affect our business, financial condition and results of operations.

WE RELY ON THE GROWTH OF E-COMMERCE AND THE INFRASTRUCTURE OF THE INTERNET

         A majority of our customers place their orders over the Internet, and we expect the percentage of customers who order our products and services via the Internet to grow. Our future revenue and profit, if any, substantially depend on the widespread acceptance and use of the Internet. However, the growth of the Internet as a commercial medium may be sporadic for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If speed, quality or usage demands placed on the Internet continue to increase, the infrastructure for the Internet may not be able to support these demands. In addition, growth of the Internet could be delayed as a result of the pace of development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of communications services to support the Internet also could result in slower response times and adversely affect Internet usage generally and affect Streamline's services in particular. Our future financial condition will be materially adversely affected if:

               - use of the Internet does not continue to grow or grows more slowly than expected

               - the infrastructure for the Internet does not effectively support any increased usage that may occur

               - the Internet does not continue to grow in importance as a commercial marketplace

         Any change in the required Internet infrastructure, standards or protocols may require us to incur substantial expenditures in order to adapt our services to these changing or emerging technologies, which could have a material adverse effect on our business, financial condition and results of operations.

DIFFICULTY DEVELOPING OUR BRAND WOULD LIMIT OUR ABILITY TO EXPAND OUR CUSTOMER BASE AND RESULT IN INCREASED CUSTOMER ACQUISITION COSTS

         We believe that establishing and maintaining brand identity is a critical aspect of attracting and expanding our customer base. The importance of brand recognition will increase with heightened local, regional and national competition. Promotion and enhancement of our brand will depend largely on our success in continuing to provide high quality products and services. If customers do not perceive our product and service offerings to be comprehensive and of high quality, or if we introduce new services or enter into new business ventures that customers do not favorably receive, we will risk harming our brand. If we fail to provide high quality goods and services or otherwise promote and maintain our brand, or if we incur excessive expenses in an attempt to promote and maintain our brand, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND SIGNIFICANTLY ON OUR SUPPLIERS TO MEET CUSTOMER DEMAND

         We purchase the products and services that we offer from national, regional and local suppliers. We intend to seek additional suppliers and will rely on such relationships to allow us to expand the products and services we offer to our customers. While we currently have favorable working relationships with our suppliers, we cannot be sure that these relationships will continue in the future. Additionally, we have no commitments from our suppliers that guarantee the availability or pricing of products or services. If any product shortages were to arise, suppliers may choose to allocate products to other retailers. If any of these relationships were to terminate or expire, we could have difficulty replacing the supply source in a timely manner. Additionally, if any of our suppliers were to experience disruptions to their business, such as labor disputes, supply shortages or distribution problems, or if they were to allocate products and services ordered by Streamline to their other customers, we might not be able to satisfactorily fulfill our customers' orders, which could materially and adversely affect our business, financial condition and results of operations.

OUR OPERATING RESULTS MAY VARY FROM QUARTER TO QUARTER

         Our operating results have fluctuated from quarter to quarter in the past, and we expect that they will continue to do so in the future. Our revenues may not continue at rates similar to the rates reported in recent periods, and our operating results may fall short of either a prior fiscal period or investor's expectations. Factors that could cause these quarterly fluctuations include the following:

               -    customer demand being lower than anticipated

               - seasonality (we typically experience lower average order sizes in the second and third quarters)

               -    one-time charges associated with acquisitions

               - the level of marketing and advertising expenses associated with acquiring new customers

               - our ability to establish and expand recognition of the Streamline brand

               - our ability to attract new customers and retain existing customers

               -    our ability to manage inventory and fulfillment operations

               -    our ability to sustain or improve cost of revenue

               -    competitive factors

               -    general economic conditions

         A significant portion of our operating expenses, such as rent expense and employee salaries, does not vary directly with revenue and is difficult to adjust in the short term. As a result, if sales in a particular quarter are below our expectations for that quarter, Streamline could not proportionately reduce operating expenses for that quarter, and therefore a revenue shortfall would have a disproportionate effect on our expected net loss for the quarter.

         The market price of our common stock is based in large part on professional securities analysts' expectations that our business will continue to grow and that Streamline will achieve certain revenue levels. If our financial performance in a particular quarter does not meet the expectations of securities analysts, this may adversely affect the views of those securities analysts concerning our growth potential and future financial performance. If the securities analysts that regularly follow us lower their ratings or lower their projections for our future growth and financial performance, the market price of our stock is likely to drop significantly. In addition, in those circumstances the decrease in the stock price would probably be disproportionate to the shortfall in our financial performance.

WE DEPEND ON OUR MARKETING AND PROMOTIONAL RELATIONSHIPS FOR ADDITIONAL REVENUE

         We derive a portion of our revenue through marketing and promotional relationships with consumer packaged goods companies, and we intend to continue to enter into similar relationships with other business partners. If we are unable to continue promoting Streamline to these companies as an effective means of conducting marketing and promotional efforts, we could experience a significant decrease in revenue and our business, financial condition and results of operations could be materially and adversely affected.

COMPETITORS COULD LICENSE OR REPLICATE OUR TECHNOLOGY SYSTEMS

         Although we have directed considerable time and expense toward developing several of the systems that we use in operating our business, we do not own a copyright or other rights that would preclude competitors from either licensing systems or portions of systems substantially similar or identical to ours or using our systems as a model for developing their own. Therefore, our competitors may be able to take advantage of the time and effort that we expended in developing these systems.

DISRUPTIONS IN OUR TECHNICAL SYSTEMS COULD HARM OUR BUSINESS

         Streamline's ability to successfully receive, fill and deliver orders and our ability to provide high-quality customer service largely depend on the operation of our technical systems. These systems could be vulnerable to, among other factors, disruptions caused by system failures, power losses, communication problems, natural disasters, break-ins and similar problems. Further, weaknesses in communications media, such as the Internet, may compromise the security of confidential electronic information exchanged with customers. Any system interruptions that result in the unavailability of our website or reduced order fulfillment performance would reduce customer satisfaction and decrease the volume of goods sold and the attractiveness of our product and service offerings. To date, we have not experienced material disruption of service. However, there can be no assurance that such problems will not occur in the future.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE

         E-commerce is characterized by rapidly changing technology. To remain competitive, we must continue to enhance and improve the responsiveness and functionality of our software and systems. Our future success will depend upon our ability to keep pace with technological developments. The development of new services and the enhancement of existing services entails significant technological risks. We may not successfully:

               -    maintain and improve our software and systems

               -    effectively use new technologies

               -    adapt our services to emerging industry standards

               - develop, introduce and market service enhancements or new services

         If we are unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance, our business, financial condition and results of operations could be materially and adversely affected.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         Streamline's success and ability to compete substantially depend upon our proprietary systems and technology. We rely on trademark and trade secret laws to protect our proprietary rights. Streamline has been granted service mark registrations for the marks STREAMLINE and WE BRING IT ALL HOME and has pending registration applications for the marks STREAMLINE.COM and STREAMLINE.COM (with design). Additionally, legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies that conduct business over the Internet, is unknown. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our service or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Litigation might result in substantial costs and diversion of resources and management attention. Any infringement or misappropriation of our proprietary rights and the related costs of enforcing those rights could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INFRINGE UPON OTHER PARTIES' PROPRIETARY RIGHTS

         Our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyperlink text links to websites operated by third parties. Moreover, from time to time, third parties may allege infringement by us or our strategic partners on their trademarks, service marks and other intellectual property rights. Such claims and any resultant litigation could subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON PRODUCT INFORMATION SUPPLIED BY THIRD PARTIES

         We currently purchase and license from third parties graphical and textual product information that we incorporate into our website. We cannot assure you that third-party information of this type will continue to be available to us on commercially reasonable terms, if at all. Any failure to obtain this type of information in the future could significantly reduce the appeal of our Internet-based ordering systems and could adversely affect our business, financial condition and results of operations.

E-COMMERCE SECURITY BREACHES COULD HARM US

         The expansion and continued viability of e-commerce and related Internet communications depends on secure transmission of confidential information. We rely on encryption and authentication technology to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise of the codes we use to protect customer transaction data. Any such compromise of our security could have a material adverse effect on our business, financial condition and results of operations. Concerns over the security of e-commerce transactions and individual privacy may also inhibit the growth of the Internet and other on-line services generally, especially as a means of conducting commercial transactions.

WE FACE POTENTIAL PRODUCT LIABILITY CLAIMS

         We cannot assure you that the products we deliver will be free from contaminants. Grocery and other related products occasionally contain contaminants due to inherent defects in the products or improper handling. If any of these products causes harm to any of our customers, we could be subject to product liability lawsuits. If we are found liable under a product liability claim, or even if we are not found liable but are required to defend ourselves against such a claim, our customers may substantially reduce or even curtail ordering products and services from us, which could have a material adverse effect on our business, financial condition and results of operations.

WE COULD BE AFFECTED BY GOVERNMENT REGULATION OF THE INTERNET AND LEGAL UNCERTAINTIES RELATING TO E-COMMERCE

         Currently, few laws or regulations directly apply to commerce on or access to the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally and food related businesses in particular. However, a number of legislative and regulatory proposals relating to e-commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services, intellectual property ownership and consumer protection generally. There is also uncertainty as to how existing laws in a number of areas will be interpreted to apply to the Internet. The additional burdens imposed by the adoption of new laws or the application of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our costs of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

WE CONTINUE TO BE CONTROLLED BY OUR THREE LARGEST SHAREHOLDERS AND THEY WILL BE ABLE TO EFFECT IMPORTANT CORPORATE ACTIONS WITHOUT THE APPROVAL OF OTHER SHAREHOLDERS

         As of April 5, 2000, our three largest shareholders beneficially owned approximately 53.5% of our outstanding common stock. As a result, these shareholders, acting together, are able to control the outcome of many matters submitted for shareholder action, including:

               -    electing members to our board of directors

               -    approving significant change-in-control transactions

               - determining the amount and timing of dividends paid to themselves and to our public shareholders

               -    otherwise controlling our management and operations

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE AND MAY CONTINUE TO BE SO IN THE FUTURE

         Our shares have traded at prices between $0.50 and $14.68 per share since the commencement of public trading in June 1999. Additionally, the market for shares in newly public Internet-related companies is subject to extreme price and volume fluctuations. Market reaction to information relating to our company, as well as broad fluctuations in market prices of shares in similarly situated companies, may materially and adversely affect the price of our common stock. The price of our shares may continue to be volatile in the future, and may be affected by a number of factors, including:

               - actual or perceived likelihood of our inability to continue funding operations

               -    actual or anticipated fluctuations in our operating results

               - changes in investors' and securities analysts' expectations as to our future financial performance or changes in financial estimates of securities analysts

               - announcement of new products or product enhancements by us or our competitors

               -    technological innovations by us or our competitors

               - the operating and stock price performance of comparable companies

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL OF STREAMLINE

         Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders:

               - our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without shareholder approval

               - our board of directors is divided into three classes, each serving three-year terms

               - supermajority voting is required to amend key provisions of our certificate of incorporation and by-laws

               - there are limitations on who can call special meetings of shareholders

               -    shareholders may not take action by written consent

               - advance notice is required for nominations of directors and for shareholder proposals

         In addition, provisions of Delaware law and our stock option plans may also discourage, delay or prevent a change of control of Streamline or unsolicited acquisition proposals.

                              STREAMLINE.COM, INC.

         Streamline is a consumer direct company that simplifies the lives of busy suburban families by providing them with Internet-based ordering of goods and services, coupled with direct-to-the-home delivery. The Company significantly shortens and simplifies the traditional shopping needs of its customers who increasingly demand timesaving lifestyle solutions. The Company delivers its products and services to each customer through a single weekly delivery. Products that the Company purchases at wholesale prices directly from wholesalers, distributors and manufacturers and sells to its customers at retail prices include:

-        brand-name groceries                           -        fresh baked goods
-        quality meats and seafood                      -        freshly prepared meals
-        fresh produce                                  -        health and beauty care products
-        dairy products, including gourmet cheeses      -        cleaning supplies and other household items
-        sliced-to-order deli products                  -        specialty pet food and supplies
-        organic foods                                  -        fresh flowers
-        frozen foods                                   -        stationery supplies and postage stamps
-        kosher foods                                   -        seasonal items, including firewood, charcoal and
                                                                 holiday products

         The Company also offers the following services:

-        dry cleaning pick-up and delivery              -        package pick-up and delivery
-        clothing alteration and repair                 -        bottle and can redemption
-        video and video game rental                    -        shoe repair
-        film processing and supplies                   -        food and clothing drives
-        bottled water and cooler delivery

         The Company's product and service offerings, combined with the frequency of ordering and delivery, allows it to develop long-term relationships with its customers.

         Streamline also provides consumer packaged goods companies insight into consumer Internet purchasing behavior to help facilitate the development of their Internet merchandising capabilities and to broaden other research and marketing programs.

                                 USE OF PROCEEDS

         The selling stockholders will receive the net proceeds from the sale of their shares of common stock offered pursuant to this Registration Statement. Streamline will not receive any proceeds from these sales. Streamline will, however, receive proceeds from the exercise of the warrants. The average weighted exercise price per share for the 313,220 shares issuable on exercise of the warrants is $3.88. Assuming all of the warrants are exercised for cash, Streamline will receive an aggregate of approximately $1,214,512.

                              SELLING STOCKHOLDERS

         The selling stockholders covered by this prospectus are persons who received Streamline common stock and/or warrants to purchase Streamline common stock in exchange for shares and/or warrants to purchase shares of common stock of Beacon Home Direct, d/b/a Scotty's Home Market ("Scotty's") in connection with Streamline's merger acquisition of Scotty's, completed on January 5, 2000, or received a warrant to purchase shares of common stock of Streamline in connection with the sale by Streamline of certain of its assets on September 7, 2000. The following table sets forth certain information regarding the beneficial ownership of common stock and warrants to purchase common stock of Streamline as of September 7, 2000 by each of the selling stockholders.

         Our registration of the shares of common stock covered by this prospectus does not necessarily mean that the selling stockholders will sell all or any of the shares. The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Streamline or any of its affiliates. Because the selling stockholders may sell all or some or none of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided to Streamline any information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.


                                                 SHARES             NUMBER               SHARES
                                           BENEFICIALLY OWNED      OF SHARES       BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER               PRIOR TO OFFERING (1)  BEING OFFERED     AFTER OFFERING(1)
                                                                                   NUMBER    PERCENT
Nordstrom, Inc. (2)                             7,519,507          1,586,864       5,932,643    26.6

William C. Steinmetz                             531,254            531,254            0         *

David K. Beecken                                 351,006            351,006            0         *

                                                 SHARES             NUMBER               SHARES
                                           BENEFICIALLY OWNED      OF SHARES       BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER               PRIOR TO OFFERING (1)  BEING OFFERED     AFTER OFFERING(1)
                                                                                   NUMBER    PERCENT
Scott DeGraeve (3)                               332,764            332,764            0         *

Richard Pigott                                   240,910            240,910            0         *

Peter L. Frechette                               240,860            240,860            0         *

Thomas Herskovits                                240,860            240,860            0         *

Karen N. Pigott (4)                              240,754            240,754            0         *

William H. Beecken (5)                           130,668            130,668            0         *

Patrick Pollard                                   39,342            39,342             0         *

Bruce Macleod                                     32,868            32,868             0         *

Tortoise Fund - I LLC                             19,422            19,422             0         *

Great American Leasing Company, L.L.C. (6)        11,952            11,952             0         *

Farris Children's Trust (7)                       4,980              4,980             0         *

Charles D. Milos (8)                              4,980              4,980             0         *

Gil J. Besing (9)                                4,344.55          4,344.55            0         *

Joe C. Longbotham (10)                           4,344.55          4,344.55            0         *

CCP Investors GP, Inc. (11)                      4,183.2            4,183.2            0         *

M. Scott Kipp (12)                                597.6              597.6             0         *

Steven B. Shore (13)                              474.1              474.1             0         *

Christine Young                                    258                258              0         *
                                               -----------        -----------     ----------   -----
                  Totals                        9,956,329          4,023,686       5,932,643    26.6

-------------------------------------------------------------------------------

*        Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to warrants, to the extent such warrants are exercisable currently or within 60 days of September 7, 2000, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2) The number of shares shown as beneficially owned by Nordstrom, Inc. includes 77,774 shares issuable pursuant to a presently exercisable warrant.

(3) The number of shares shown as beneficially owned by Mr. DeGraeve includes 199,600 shares issuable pursuant to presently exercisable warrants.

(4) The number of shares shown as beneficially owned by Ms. Pigott consists entirely of shares held in trusts for Alicia K. Pigott and Christopher B. Pigott, for each of which Ms. Pigott is the trustee. Ms. Pigott disclaims beneficial ownership of such shares except to the extent of her financial interest therein.

(5) The number of shares shown as beneficially owned by Mr. Beecken consists entirely of shares held in trusts for Erica K. Beecken, Kurt H. Beecken and
     D. Kyle Beecken, for each of which Mr. Beecken is the trustee. Mr. Beecken disclaims beneficial ownership of such shares except to the extent of his financial interest therein.

(6) The number of shares shown as beneficially owned by Great American Leasing Company, L.L.C. consists entirely of shares issuable pursuant to a presently exercisable warrant.

(7) The number of shares shown as beneficially owned by Farris Children's Trust consists entirely of shares issuable pursuant to a presently exercisable warrant.

(8) The number of shares shown as beneficially owned by Mr. Milos consists entirely of shares issuable pursuant to a presently exercisable warrant.

(9) The number of shares shown as beneficially owned by Mr. Besing consists entirely of shares issuable pursuant to a presently exercisable warrant.

(10) The number of shares shown as beneficially owned by Mr. Longbotham consists entirely of shares issuable pursuant to a presently exercisable warrant.

(11) The number of shares shown as beneficially owned by CCP Investors GP, Inc. consists entirely of shares issuable pursuant to a presently exercisable warrant.

(12) The number of shares shown as beneficially owned by Mr. Kipp consists entirely of shares issuable pursuant to a presently exercisable warrant.

(13) The number of shares shown as beneficially owned by Mr. Shore consists entirely of shares issuable pursuant to a presently exercisable warrant.


                              PLAN OF DISTRIBUTION

         The shares of common stock outstanding or issued upon exercise of outstanding warrants may be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold in one or more of the following transactions:

          - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

          -    in the over-the-counter market,

          -    in private transactions,

          -    through options, or

          -    a combination of any of the above transactions.

         Streamline reserves the right to terminate this Registration Statement at any time after the second (2nd) anniversary of its effective date.

         At the time a particular offering of shares is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate number and type of shares being offered and the terms of such offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from any selling stockholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We shall pay all expenses of this registration. These expenses include the SEC's filing fees and any fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts has given its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable.

                                     EXPERTS

         The audited consolidated financial statements of Streamline incorporated by reference in this Registration Statement by reference to page 2 of the Current Report on Form 8-K, dated October 5, 2000, except as they relate to the Scotty's financial statements as of December 31, 1998 and for the two years then ended, not separately presented, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Scotty's have been audited by Arthur Andersen LLP whose reports thereon are incorporated by reference herein. Such financial statements of Streamline have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Streamline's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Scotty's as of December 31, 1998 and for the two years then ended have been combined with the Company's financial statements to give retroactive effect to the merger of Scotty's with Streamline on January 5, 2000, in a transaction accounted for as a pooling of interests, in reliance on the reports of Arthur Andersen LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

================================================================================
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF STREAMLINE SINCE THE DATE OF THIS PROSPECTUS.


                                4,023,686 SHARES



                              STREAMLINE.COM, INC.


                                  COMMON STOCK



                               -------------------


                                   PROSPECTUS



                                OCTOBER ___, 2000

                               -------------------




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee.......................................................................  $   532
Nasdaq National Market Listing Fees........................................................  $19,500
Legal Fees and Expenses....................................................................  $15,000
Accountants' Fees and Expenses.............................................................  $15,000
Miscellaneous Costs........................................................................  $ 1,968
                                                                                             -------
      Total................................................................................  $52,000
                                                                                             =======


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as
Exhibit 3.1 and 3.2, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 16. EXHIBITS

EXHIBITS

3.1 Second Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q, File No. 000-26133, filed August 16, 1999)

3.2 Amended and Restated By-Laws of the Registrant. (Incorporated herein by reference to the exhibits to the Company's Registration Statement on Form S-1, Registration No. 333-76383, filed on April 15, 1999)

5    Opinion of Bingham Dana LLP.

23.1 Consent of Bingham Dana LLP (included in Exhibit 5).

23.2 Consent of PricewaterhouseCoopers LLP.

23.3 Consent of Arthur Andersen LLP.

24.1 Power of Attorney (included in signature pages hereto).

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Streamline.com, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, Massachusetts, on this 28th day of September 2000.


                              STREAMLINE.COM, INC.

                              By: /s/ Edward Albertian
                                  --------------------------------------------
                                  Edward Albertian
                                  CHIEF EXECUTIVE OFFICER



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Timothy A. DeMello, Edward Albertian and Lawrence P. Anderson, severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                              TITLE                                                   DATE

/s/ Edward Albertian                             President, Chief Executive Officer,                     September 28, 2000
----------------------------------               Chief Operating Officer and Director,
Edward Albertian


/s/ Lawrence P. Anderson                         Chief Financial Officer                                 September 28, 2000
----------------------------------               (Principal Financial and Accounting Officer)
Lawrence P. Anderson

/s/ Timothy A. DeMello
----------------------------------               Chairman                                                October 5, 2000
Timothy A. DeMello

/s/ Mark Cohn
----------------------------------               Director                                                October 4, 2000
Mark Cohn


----------------------------------               Director
Thomas Jones

                                  EXHIBIT INDEX

EXHIBITS

3.1           Second Amended and Restated Certificate of Incorporation of the Registrant.  (Incorporated by
              reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q, File No. 000-26133, filed
              August 16, 1999)

3.2           Amended and Restated By-Laws of the Registrant.  (Incorporated herein by reference to the exhibits to the Company's Registration Statement on Form S-1, Registration No. 333-76383, filed on April 15,
              1999)

5             Opinion of Bingham Dana LLP.

23.1          Consent of Bingham Dana LLP (included in Exhibit 5).

23.2          Consent of Independent Accountants by PricewaterhouseCoopers LLP.

23.3          Consent of Arthur Andersen LLP.

24.1          Power of Attorney (included in signature pages hereto).